Exhibit 10.2930

EMPLOYMENT AGREEMENT

This Employment Agreement (the ""Agreement"") is made this __23____ day of September, 2002 by and between Steiner Leisure Limited, a Bahamas international business company (the ""Company""), and Robert C. Boehm (""Employee"").

W I T N E S S E T H:

WHEREAS, the Company and Employee desire to provide for the terms of the services to be performed by Employee for the Company.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. Employment; Duties. The Company hereby employs Employee as Senior Vice President and General Counsel of the Company and Employee hereby accepts such employment. Employee shall have such duties and responsibilities consistent with the position as may be determined from time to time by the Board of Directors of the Company (the ""Board"") or the President of the Company (the ""President""), including duties with respect to affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Company (each, an ""Affiliate""). During the term of this Agreement, Employee shall devote all his working time and effort to the conduct of his duties hereunder. During the term of this Agreement, Employee shall devote all his working time and effort to the conduct of his duties hereunder, provided that Employee may (i) serve on corporate, civic and charitable boards or committees, (ii) provide services on a pro bono basis to civic and charitable organizations and (iii) provide instruction at academic institutions in the evenings or weekends provided that such instruction does not interfere with the performance of Employee''s duties hereunder. Employee shall be based at the principal offices of the Company''s Steiner Management Services, LLC Affiliate, which offices currently are located in Coral Gables, Florida. In the event of a relocation of Employee by the Company as a result of the relocation of such principal offices, the terms of Section 3(d), below, shall govern.

2. Effective Date; Term. This Agreement is for a term September__23rd_, 2002 and terminating on December 31, 2007, unless terminated sooner in accordance with the terms and conditions in Section 5, below.

3. Compensation.

(a) Salary; Bonus; Etc. Except as otherwise provided herein, the Company (or any Affiliate) shall pay to Employee during the term hereof compensation as described in this Section 3(a), all of which shall be subject to such deductions as may be required by applicable law or regulation:

(i) Base Salary. (A) a base salary at the rate of Two Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars (U.S. $233,333) per year for 2002 and (B) a base salary at the rate of not less than Two Hundred Thirty-Three Thousand Three Hundred Thirty-Three Dollars (U.S. $233,333) per year for each calendar year (""Year"") thereafter during the term of this Agreement, subject to review annually, and possible increase in the sole discretion of the Board, by the Board payable in bi-weekly installments (the ""Base Salary"").

(ii) Incentive Bonus. Employee is eligible to receive a bonus (the ""Incentive Bonus"") equal to fifty percent (50%) of Base Salary tied to achieved Company budgeted Net Earnings (as defined below) for the respective year in the term. With respect to each Year during the term hereof, the Incentive Bonus shall be based on a budget for the four fiscal quarters of each Year hereunder, which budget includes an estimate of the Net Earnings for such Year and which budget shall have been approved for the purpose of the compensation payable hereunder by the Compensation Committee of the Board (the ""Budget""). At the end of the Year , if the Company shall have met seventy-five percent (75%) of the Net Earnings set forth in the Budget (""Budgeted Net Earnings""), for the Year to date Employee shall be entitled to receive an amount equal to 0.250 times the Base Salary then in effect for the Year in question. During the term of this Agreement, in the event at the end of any Year in question, the Company has exceeded seventy-five percent (75%), up to and including one-hundred twenty-five percent (125%) of Budgeted Net Earnings for such Year , then for each one percent (1%) increase over seventy-five percent (75%) up to one hundred twenty-five percent (125%), the Employee shall be entitled to receive an additional amount equal to 0.010 times the Base Salary then in effect for the Year in question. In the event at the end of any such Year, the Company has exceeded one hundred twenty-five percent (125%) of Budgeted Net Earnings for such Year , then for each one percent (1%) increase over one hundred twenty-five percent (125%), the Employee shall be entitled to receive, in addition to the amounts payable for exceeding seventy-five percent (75%) of Budgeted Net Earnings, an amount equal to 0 .0050 times the Base Salary then in effect for the Year in question. Notwithstanding the foregoing, Employee shall not be entitled to receive any amount in excess of two and one-half percent (2.5%) of the Budgeted Net Earnings pursuant to this Section 3(a)(ii) for such Year. Any amount which Employee is entitled to receive herein, shall be payable within sixty (60) days after the end of the Year in question. For purposes of this Section 3(a)(ii), ""Net Earnings"" shall mean earnings of the Company before taxes, interest, depreciation and amortization. By way of clarification, except as otherwise provided herein, Employee shall not be entitled to receive the Incentive Bonus for any Year unless Employee is employed by the Company at the close of business on December 31st of that Year.

(iii) Disability Insurance. During each Year during the term hereof, up to Four Thousand Three Hundred Twenty Dollars (U.S. $4,320.00) (the ""Maximum Disability Payment"") (pro-rated for partial years hereunder) to be used toward the payment of the premium on a disability insurance policy (a ""Policy"") covering Employee, upon delivery to the Company of evidence reasonably satisfactory to the Company of the purchase by Employee of a Policy with an annual premium due during such Year in an amount at least equal to the amount requested by Employee under this Section 3(a)(ii). The Maximum Disability Payment shall be increased proportionately to the extent, and at the time of any increase in the Base Salary during the term hereof. The Maximum Disability Payment shall be payable in equal installments at the times that the Base Salary is paid to Employee and shall be subject to such deductions as may be required by applicable law or regulation.

(b) Deferred Compensation. Employee may elect, in accordance with the provisions of any deferred compensation plan agreement that may be entered into between, Employee and the Company (a ""Deferred Plan""), to defer all or a portion of the amount of the Incentive Bonus payable to Employee. Any and all amounts that Employee elects to defer shall be held and administered in accordance with the terms and provisions of any such Deferred Plan.

(c) Other Benefits. During the term hereof, the Company shall provide to Employee all other benefits currently provided to the executive officers (as defined for purposes of the Securities Exchange Act of 1934, as amended) of the Company, as well as those which the Company may, in the future, provide to its executive officers, including, without limitation, life insurance, medical coverage, benefits under any 401(k) plan of the Company or any Affiliate and the right to participate in share option or similar plans. To the extent employee elects not to accept the medical coverage to which Employee is entitled to receive from the Company, Employee shall be entitled to receive an amount in cash equal to the amount the Company would otherwise pay for such medical coverage, payable with each periodic payment of Base Salary. The Company also shall provide Employee with a private office and an annual allowance of Seven Thousand Dollars ($7,000) for the use by Employee in purchasing or leasing an automobile and for the payment of insurance, maintenance and other expenses in connection with such automobile.

(d) Expense Reimbursement; Relocation. The Company shall reimburse Employee for all ordinary and necessary business expenditures made by Employee in connection with, or in furtherance of, his employment hereunder upon presentation by Employee of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the President or the Board. When traveling for business of the Company, Employee, at his sole discretion and at the Company''s expense, shall travel via ""Business"" or ""Club"" class accommodations. In the event Employee is relocated outside of the United States, or more than fifty (50) miles from Employee''s principal place of business with the Company in Coral Gables, Florida, then, in each case, the Company shall (i) reimburse Employee for all reasonable moving expenses necessitated by such relocation and (ii) shall make such adjustments, if any, in the compensation of Employee hereunder so that after such relocation, Employee''s compensation shall be no less than Employee''s compensation prior to such relocation.

(e) Share Options. The Company will cause Messrs. Warshaw and Fluxman to recommend to the Compensation Committee of the Board that it meet within thirty (30) days after the date hereof and that such committees shall see award at such meeting to Employee options to purchase 75,000 of the Company''s common shares, exercisable in three (3) equal annual installments commencing on the first anniversary of the date of grant and with a term of ten (10) years, and, generally, with terms similar to those awarded to other senior executives of the Company. In addition, Employee shall be eligible for the 2002 annual grant of options to employees of the Company, based on the formula used by the Company to determine the number of options granted to various officer and employee positions with the Company, and prorated to reflect that portion of 2002 during which Employee was employed hereunder. Subject to the one year post-grant employment requirement of Section 6.3 of the Company''s amended and restated 1996 Share Option and Incentive Plan, all share options granted to Employee under this Agreement, or otherwise during the term of his employment with the Company, shall vest immediately in the event of (i) Employee''s termination by the Company without cause (as provided in Section 5(c), below); (ii) Employee''s termination of employment for Good Reason (as hereinafter defined), or (iii) a Change in Control (as hereinafter defined).

4. Vacation; Professional Licenses, etc.

(a) Vacation. Employee shall be entitled to (i) four (4) weeks paid vacation per Year prorated for partial years hereunder (the ""Vacation Days"") and (ii) additional vacation days on each day that is a United States federal holiday. Notwithstanding the foregoing, Employee shall not be entitled to take in excess of two (2) consecutive weeks of vacation without the prior written consent of the President. The vacation provided for in this Section 4 shall be coextensive with, and not cumulative with, vacations allowed pursuant to any employment agreements or other arrangements with any Affiliates of the Company. The Company shall pay to Employee on or before January 30th of the following Year, an amount representing the Base Salary (at the rate in effect for the Year during which the Vacation Days were to have been taken) with respect to the Vacation Days not taken by Employee during a Year; provided, however, that no payment shall be made with respect to more than ten (10) Vacation Days for any one Year. In the event that Employee''s employment hereunder is terminated other than pursuant to Section 5(c) or Section 5(f) below, then the Company shall pay to Employee within fifteen (15) days after the date of such termination an amount representing the Base Salary (at the rate in effect for the Year during which such termination occurs) with respect to the Vacation Days not taken by Employee during that Year, pro rated, if appropriate, to reflect the Year in question through the termination date being less than a full year.

(b) Professional Licenses, etc. During each Year during the term hereof, the Company shall pay the cost of Employee''s (i) State Bar memberships as in effect on the date hereof and (ii) American Bar Association membership as in effect on the date hereof. In addition, Employee shall be entitled to attend, as part of his duties hereunder, and the Company shall pay the cost of, such continuing legal education programs as are necessary for Employee to maintain in good standing Employee''s bar memberships. In addition, Company shall maintain a listing under the Company''s name in the Martindale Hubbell Legal Directory identifying Employee and this position with the Company.

5. Termination and Non-Renewal.

(a) Death. In the event of Employee''s death during the term hereof, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee''s estate (i) within ten (10) days after the date of Employee''s death any (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and (B) Incentive Bonus pursuant to Section 3(a)(ii), above (including the amount that would have been payable after the end of the Year in question), in each case to which Employee was entitled on the date of death pursuant to the terms of those Sections and (C) any amount due to Employee as of the date of death as reimbursement of expenses under Section 3(d), above; and (ii) within sixty (60) days after the end of the Year in which Employee died, if the Budgeted Net Earnings are met for the Period in question, an amount equal to the Incentive Bonus pursuant to Section 3(a)(ii), above, which would have been payable to Employee for the Year during which Employee died had Employee been employed by the Company on the last day of that Year (including the amount that would have been payable after the end of the Year in question). In addition, the Company shall pay within sixty (60) days after the date of Employee''s death to Employee''s surviving spouse, or to Employee''s estate if there is no surviving spouse, an amount equal to the sum of (i) 100% of Base Salary, at the annual rate in effect on the date of Employee''s death, and (ii) the ""Average Bonus"" (as defined below), such sum to be payable in bi-weekly installments for a period of one year following Employee''s death. Employee''s estate shall be entitled to immediate vesting of the Options and any share options held by Employee on the date of his death which were granted on or after the date hereof, all of which shall remain exercisable until the earlier of one year following the Employee''s death or the date (or dates) the Option (and other options) would otherwise expire in the absence of Employee''s death.

(b) Disability. If Employee becomes physically or mentally disabled during the term hereof so that he is unable to perform the services required of Employee pursuant to this Agreement for an aggregate of six (6) months in any twelve (12) month period (a ""Disability""), the Company, at its option, may terminate Employee''s employment hereunder (the date of such termination, the ""Disability Date"") and, thereafter, Employee shall not be deemed to be employed hereunder (except that Employee''s obligations under Section 6, below, shall remain in full force and effect) and the Company shall have no further obligations to make payments or otherwise under this Agreement, except as provided in this Section 5(b). In determining Disability under this Section 5(b) the Company shall rely upon the written opinion of the physician regularly attending Employee in determining whether a Disability is deemed to exist. If the Company disagrees with the opinion of such physician, the Company may choose a second physician, the two (2) physicians shall choose a third physician, and the written opinion of a majority of the three (3) physicians shall be conclusive as to Employee''s Disability. The expenses associated with the utilization of any physician other than the physician regularly attending Employee shall be borne solely by the Company. Employee hereby consents to any required medical examination and agrees to furnish any medical information requested by the Company and to waive any applicable physician/patient privilege that may arise because of such determination. In the event of a Disability, the Company shall pay to Employee (i) within ten (10) days after the Disability Date (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and (B) any Incentive Bonus payable pursuant to Section 3(a)(ii), above (including the amount that would have been payable after the end of the Year in question), in each case to which Employee was entitled on the Disability Date pursuant to the terms of those Sections and (C) any amount due to Employee as of the Disability Date as reimbursement of expenses under Section 3(d), above; and (ii) within sixty (60) days after the end of the year in which the Disability Date occurs, if the Budgeted Net Earnings are met for the Year in question, an amount equal to the Incentive Bonus pursuant to Section 3(a)(ii), above, which Employee would have been entitled to receive during the Year in which the Disability Date occurs had Employee been employed by the Company on the last day of that Year (including the amount that would have been payable after the end of the Year in question). Nothing in this Agreement is intended to cause the Company to be in violation of the Americans with Disabilities Act.

(c) For Cause by Company. The Company may at any time during the term hereof, without any prior notice, terminate Employee''s employment hereunder upon the occurrence of any of the following events: (i) a material breach by Employee of this Agreement; (ii) a material violation by Employee of any lawful written policy or directive of the Company or any Affiliate applicable to Employee specifically, or to officers or employees of the Company or any Affiliate generally;(iii) Employee''s excessive alcoholism or drug abuse that substantially impairs the ability of Employee to perform Employee''s duties hereunder; (iv) gross negligence by Employee in the performance of his duties under this Agreement that results in material damage to the Company or any Affiliate; (v) violation by Employee of any lawful direction from the Board provided such direction is not inconsistent with Employee''s duties and responsibilities to the Company or any Affiliate hereunder; (vi) fraud, embezzlement or other criminal conduct by Employee that results in material damage to the Company or any Affiliate, or could reasonably be expected to result in material damage to the Company or any Affiliate; (vii) intentional or reckless conduct that results in material damage to the Company or any Affiliate, or could reasonably be expected to result in material damage to the Company; or (viii) the committing by Employee of an act involving moral turpitude that results in material damage to the Company, or could reasonably be expected to result in material damage to the Company or any Affiliate. If the Company terminates Employee''s employment under this Agreement pursuant to this Section 5(c), the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee within sixty (60) days after the date that the Company gives written notice of such termination to Employee (the ""Termination Notice Date"") any (i) unpaid accrued Base Salary pursuant to Section 3(a)(i), above, through the date that is thirty (30) days after the Termination Notice Date, (ii) Incentive Bonus that is accrued pursuant to Section 3(a)(ii), above, and unpaid and (iii) amounts due to Employee as of the date of such termination as reimbursement of expenses under Section 3(d), above. Notwithstanding the foregoing, Employee shall, for all purposes, cease to be deemed to be employed by the Company as of the date of any termination of Employee pursuant to this Section 5(c), irrespective of whether written notice of termination is given on such date.

(d) For Cause by Employee. Employee may at any time during the term hereof, without any prior notice, terminate this Agreement upon the occurrence of any of the following events: (i) a material breach by the Company of this Agreement or (ii) a ""Change in Control"" of the Company (as defined below), subject to the terms of this Section 5(d). In the event that Employee terminates this Agreement pursuant to clause (i) above, then the Company shall pay to Employee within ten (10) days after the date of such termination an amount equal to (A) the Base Salary then payable, but then unpaid, for the full term of this Agreement pursuant to Section 3(a)(i), above; (B) any Incentive Bonus then payable, pursuant to Section 3(a)(ii), above (including the amount that would have been payable after the end of the Year in question), but unpaid, (C) any amount due to Employee as of the date of such termination including as reimbursement of expenses under Section 3(d), above; and (D) an amount equal to the Average Bonus, as defined in Section 5(e), below, for each full Year during the remainder of the term of this Agreement which would have occurred in the absence of such termination and a ratable portion thereof for any partial Year.

For purposes of this Section 5(d), a ""Change in Control"" of the Company shall be deemed to occur if (i) all or substantially all of the assets of the Company are sold or otherwise disposed of or the Company is liquidated or dissolved or adopts a plan of liquidation, (ii) during any period of twelve (12) consecutive months, Present Directors and/or New Directors cease for any reason to constitute at least half of the Board (for purposes of the preceding clause, ""Present Directors"" shall mean individuals who, at the beginning of such consecutive 24 month period, were members of the Board and ""New Directors"" shall mean any director whose election by the Board or whose nomination for election by the Company''s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were Present Directors or New Directors); or (iii) any of the following circumstances has occurred (A) any transaction as a result of which a change in control of the Company would be required to be reported in response to Item 1 (a) of the Current Report on Form 8-K as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the ""Exchange Act""), whether or not the Company is then subject to such reporting requirement, (B) any ""person"" or ""group"" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act; (x) becomes the ""beneficial owner"" (as defined in Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the combined voting power of then outstanding securities of the Company, or (y) acquires by proxy or otherwise the right to vote for the election of directors, for any merger or consolidation of the Company or for any other matter or question, more than 20% of the then outstanding voting securities of the Company, except that a person or group shall be deemed to be a beneficial owner of all securities that such person or group has the right to acquire regardless of whether such right is immediately exercisable or only exercisable after the passage of time or (C) any ""person"" or ""group"" within the meaning of Sections 13 (d) and 14 (d) (2) of the Exchange Act) that is the ""beneficial owner"" as defined in Rule 13d-3 under the Exchange Act of 20% or more of the then outstanding voting securities of the Company commences soliciting proxies.

In the event of a Change in Control, this Agreement shall continue in effect until December 31, 2007 unless the Employee terminates this Agreement as provided below. In the event a Change in Control occurs on or before January 1, 2007, Employee may terminate this Agreement within one (1) year after the date of such Change in Control. In the event a Change in Control occurs after January 1, 2007, Employee may terminate this Agreement on or before the date that represents three-fourths of the number of days between the date of the Change in Control and December 31, 2007. Any such termination shall be by written notice to the Board at least thirty (30) days prior to the proposed termination date; provided, however, that if the Change in Control is on or after December 1, 2007, then the aforesaid notice shall be given at any time on or after the Change in Control and prior to or on the termination date. The period of time between the Change in Control and the date of the notice of termination referenced in the preceding sentence is referred to herein as the ""Change in Control Period."" In the event that Employee so notifies the Company that he wishes to terminate this Agreement, then Employee shall be entitled to receive from the Company, within ten (10) days after the end of the Change in Control Period, an amount equal to (i) the greater of (A) the Base Salary then in effect pursuant to Section 3(a)(i), above, for the remainder of the term of this Agreement which would have occurred in the absence of such termination and (B) twice the Base Salary then in effect pursuant to Section 3(a)(i), above; (ii) any Incentive Bonus then payable, pursuant to Section 3(a)(ii), above (including the amount that would have been payable after the end of the Year in question), but unpaid; (iii) an amount equal to the Average Bonus for each full Year during the remainder of the term of this Agreement which would have occurred in the absence of such termination and a ratable portion thereof for any partial Year; and (iv) any amount due to Employee as of the date of such termination including as reimbursement of expenses under Section 3(d), above. The exercise of any rights under this paragraph would be in lieu of any rights the Employee might have under Section 5(g), below.

(e) Without Cause By Company. In the event that during the term hereof the Company terminates Employee''s employment hereunder other than for cause pursuant to Section 5(c) above, then the Company shall pay to Employee within ten (10) days after the date of such termination (except as otherwise provided herein) an amount equal to (i) any unpaid accrued Base Salary then in effect pursuant to Section 3(a)(i), above, (ii) an amount equal to the Base Salary pursuant to Section 3(a)(i), above then in effect with respect to a period equal to the longer of twelve (12) months or the remainder of the term of this Agreement which would have occurred in the absence of such termination; (iii) any Incentive Bonus then payable, but unpaid pursuant to Section 3(a)(ii), above; (iv) an amount equal to the Average Bonus for each full Year during the remainder of the term of this Agreement which would have occurred in the absence of such termination and a ratable portion thereof for any partial Year; (v) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(d), above; and (vi) an amount equal to the cost of Employee''s health insurance provided by the Company as in effect at the time of such termination for a period of one (1) year after the date of such termination. For purposes of this Agreement, the term ""Average Bonus,"" when calculated with reference to any date, shall mean, the arithmetic average of Employee''s annual Incentive Bonus for the three preceding Years, with any Incentive Bonus related to a partial Year hereunder prorated based on the amount that would have been paid for a full Year. Each payment described in this Section 5(e) with respect to an Incentive Bonus shall include the amount that would have been payable with respect to that Incentive Bonus after the end of the year in question. Notwithstanding the foregoing, with respect any of the preceding three Years referenced above that would include Years prior to the commencement of Employee''s employment with the Company hereunder, the Incentive Bonus for any such preceding Year shall be deemed to be an amount equal to the Incentive Bonus that would have been payable to Employee assuming the Budgeted Net Earnings were met but not exceeded for the year in question multiplied by the Same Percentage (as defined below). For purposes of this Section 5(e), the ""Same Percentage"" means, for the Year in question, (i) the percentage of the incentive bonus (with 100% being equal to the incentive bonus payable if the Budgeted Net Earnings are met but not exceeded for the Year in question) payable to the other executive officers of the Company who were entitled to receive incentive bonuses calculated identically to the Incentive Bonus (the ""Same Formula"") or (ii) for any period when no other executive officer of the Company had the Same Formula, the percentage of the incentive bonus payable to Carl St. Philip.

(f) By Employee for Illness. In the event that during the term hereof Employee becomes ill such that, in the written opinion of a physician reasonably acceptable to the Company, it would not be advisable for Employee to continue his employment with the Company hereunder, Employee may terminate his employment hereunder upon reasonable notice to the Company and, in such event, Employee shall not be deemed to have breached this Agreement as a result of such termination. In the event of such termination by Employee, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee (i) within ten (10) days after the date of such termination (A) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above and (B) any Incentive Bonus then payable, but unpaid, pursuant to Section 3(a)(ii), above, in each case to which Employee is entitled on the date of such termination pursuant to the terms of those Sections, (ii) any amounts due to Employee as of the date of termination of Employee as reimbursement of expenses under Section 3(d), above, and (iii) within sixty (60) days after the end of the Year in which Employee died, if the Budgeted Net Earnings are met for the Year in question, an amount equal to the Incentive Bonus pursuant to Section 3(a)(ii), above, which Employee would have been entitled to receive during the quarter in which Employee terminated employment pursuant to this Section 5(e) had Employee been employed by the Company on the last day of that quarter (including the amount that would have been payable after the end of the Year in question).

(g) By Employee Without Cause. Employee may terminate this Agreement by giving written notice (the ""Voluntary Notice"") thereof at least sixty (60) days in advance of such termination to a member of the Board of Directors of the Company other than Employee. In the event of such voluntary termination by Employee, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that Employee shall be entitled to receive (i) any unpaid accrued Base Salary through the date of such termination, (ii) Incentive Bonus then payable, but that is unpaid pursuant to Section 3(a)(ii), above, as of the date of termination and (iii) any other amounts due to Employee as of the date of termination, including, but not limited to, reimbursement of expenses under Section 3(d) above, pursuant to Section 3(a)(iii), above, to the terms of such Sections. Such amounts shall be paid to Employee within sixty (60) days after the date of such termination.

(h) No Offset - No Mitigation. Employee shall not be required to mitigate any damages under this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to Employee as a result of his employment by another employer.

(i) Non-Renewal. In the event that the employment of Employee hereunder continues for the full term of this Agreement and Employee''s employment with the Company is not renewed as of the date of termination of this Agreement for a period of at least one year on terms no less favorable to Employee than the terms of this Agreement, Employee shall be entitled to receive from the Company, within fifteen (15) days after the date of such termination, an amount equal to (i) the Base Salary pursuant to Section 3(a)(i), above, in effect as of the date of termination of this Agreement; (ii) any Incentive Bonus pursuant to Section 3(a)(ii), above (including the amount that would have been payable after the end of the Year in question), in each case to which Employee was entitled on the date of termination pursuant to the terms of those Sections and (iii) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(d), above.

6. Non-Competition; Confidentiality; etc. All references to the ""Company"" in this Section 6 shall include all Affiliates where the context permits.

(a) Acknowledgment. Employee acknowledges and agrees that (i) in the course of Employee''s employment by the Company, it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the sales, products, services, customers and prospective customers, sources of supply, computer programs, system documentation, software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the affairs of the Company (collectively, the ""Confidential Information""), (ii) the restrictive covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company and that such restrictive covenants in this Section 6 shall survive the termination of this Agreement for any reason and (iii) the Company would not have entered into this Agreement unless such covenants were included herein.

(b) Non-Competition. Employee covenants and agrees that during the term hereof and for a period of one (1) year following the termination of Employee''s employment with the Company for any reason, Employee shall not on any vessel or within one hundred (100) miles of any non-vessel venue where or from which the Company is then offering its services or products or had in the then preceding two (2) years offered its services or products, business, engage, directly or indirectly, whether as an individual, sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise in any Competing Business. For purposes of this Agreement, the term ""Competing Business"" shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which offers or sells or attempts to offer or sell (i) spa services, skin or hair care products, or degree or non-degree educational programs in massage therapy, skin care or related courses or (ii) any other services or products then offered or sold, or which had in the then preceding two (2) years been offered or sold by the Company. Notwithstanding the foregoing, Employee is (i) not precluded from (A) maintaining a passive investment in publicly held entities provided that Employee does not have more than a five percent (5%) beneficial ownership in any such entity; or (B) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company; or (ii)  after the termination of this Agreement, precluded from, or limited in any way in connection with, engaging in the private practice of law (collectively, a ""Permitted Activity"").

(c) Non-Solicitation of Customers and Suppliers. Employee agrees that during his employment with the Company, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer, supplier, or prospective supplier of the Company for any purpose other than for the benefit of the Company. Employee further agrees that for two (2) years following termination of his employment hereunder with the Company for any reason, Employee shall not, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers of the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

(d) Non-Solicitation of Employees, Etc. Employee agrees that during the term of his employment hereunder and thereafter for a period of two (2) years, he shall not directly or indirectly, as an individual or sole proprietor or as a principal, agent, employee, employer, consultant, independent contractor, officer, director, shareholder or partner of any person, firm, corporation or other entity or group otherwise, without the prior express written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of, or then serving as independent contractor with, the Company to leave the employ of, or terminate such independent contractor relationship with, the Company or employ or attempt to employ any such person or persons who at any time during the preceding six (6) months was in the employ of, the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

(e) Non-Disclosure of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the Company and its successors and assigns, and only use the Confidential Information for purposes of performing his duties hereunder, and agrees that he shall not, without the prior written consent of the Board, misappropriate or disclose or make available to anyone for use outside the Company''s organization at any time, either during his employment hereunder or subsequent to the termination of his employment hereunder for any reason, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee''s duties to the Company or as required by applicable law. In the event that Employee is requested or required by, or under applicable law or court, or administrative order to disclose any of the Confidential Information, Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy. If Employee is legally compelled to disclose Confidential Information, Employee shall disclose only that portion of the Confidential Information which Employee is legally required to disclose.

(f) Disclosure of Works and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company any and all works, publications, inventions, discoveries and improvements authored, conceived or made by Employee during the period of his employment with the Company and related to the business or activities of the Company (the ""Rights""), and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent or Copyrights, or similar documents or rights, of the United States or any foreign country or to otherwise protect the Company''s interest in the Rights. Such obligations shall continue beyond the termination of Employee''s employment with the Company for any reason with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of Employee''s employment under this Agreement.

(g) Return of Materials. Upon the termination of Employee''s employment with the Company for any reason, Employee shall promptly deliver to the Board all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, financial records, reports, flowcharts, programs, proposals and any other documents concerning the Company''s business, including, without limitation, its customers or suppliers or concerning its products, services or processes and all other documents or materials containing or constituting Confidential Information; provided, however, that nothing in this Section 6(g) shall require Employee to deliver to the Board any property that is owned by Employee and that contains no Confidential Information.

(h) Limitation on Restrictions. Notwithstanding anything to the contrary in this Section 6, the restrictions set forth in (i) Sections 6(a) through 6(g), above, shall not apply if Employee terminates this Agreement under Section 5(d), above, unless Employee receives as a result of such termination the amount required to be paid to Employee pursuant to the last paragraph in Section 5(d), above, within thirty (30) days after the date of such termination above, in which case the restrictions in this Section 6 shall apply until the last date that this Agreement would have been in effect had it not been terminated as aforesaid and (ii) Section 6(b) shall not apply if Employee''s employment is terminated after a Change in Control that is not approved by the Board.

7. Non-Assignment; Successors; etc. The Company may assign any of its rights, but not its obligations under this Agreement, without the prior written consent of Employee, which shall not be unreasonably withheld. The successors of the Company shall be bound by the terms hereof, and where the context permits, references to the ""Company"" herein shall be deemed to refer to such successors. Employee may assign his rights, but not his obligations, hereunder and the obligations of Employee hereunder, other than the obligations set forth in Section 1, above, shall continue after the termination of his employment hereunder for any reason and shall be binding upon his estate, personal representatives, designees or other legal representatives, as the case may be (""Heirs""), and all of Employee''s rights hereunder shall inure to the benefit of his Heirs. All of the rights of the Company hereunder shall inure to the benefit of, and be enforceable by the successors of the Company.

8. Notices. Except as set forth in Section 5(c), above, any notices or demands given in connection herewith shall be in writing and deemed given when (i) personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as FedEx, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate:

If to Employee:

Robert C. Boehm

9940 SW 57th Place

Miami, Fl.33156

Fax: 305 - 669-8512

If to the Company:

Leonard I. Fluxman

c/o Steiner Management Services

770 South Dixie Highway, Suite #200

Coral Gables, FL 33146

Facsimile Number: (305) 372-9310

9. Entire Agreement; Certain Terms. This Agreement constitutes and contains the entire agreement of the parties with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof, including, but not limited to all other agreements and arrangements relating to the payment of any compensation to Employee with respect to any services performed, or to be performed on behalf of the Company or any Affiliate. No waiver of any rights under this Agreement, nor any modification or amendment of this Agreement shall be effective or enforceable unless in writing and signed by the party to be charged therewith. When used in this Agreement, the terms ""hereof,"" ""herein"" and ""hereunder"" refer to this Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise indicated.

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Governing Law, etc. This Agreement shall be governed by and construed in accordance with the laws of Florida without regard to choice of law provisions and the venue for all actions or proceedings brought by Employee arising out of or relating to this Agreement shall be in the state or federal courts, as the case may be, located in Miami-Dade County, Florida (collectively, the ""Courts""). Employee hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any of the Courts and any objection on the ground that any such action or proceeding in any of the Courts has been brought in an inconvenient forum. Nothing in this Section 11 shall affect the right of the Company or an Affiliate to bring any action or proceeding against Employee or his property in the courts of other jurisdictions. In the event of any litigation between the parties hereto with respect to this Agreement, the prevailing party therein shall be entitled to receive from the other party all of such prevailing party''s expenses in connection with such litigation, including, but not limited, to reasonable attorneys'' fees at the trial and appellate court levels.

12. Severability. It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 6, above, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company''s rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

13. Non-Waiver. Failure by either the Company or Employee to enforce any of the provisions of this Agreement or any rights with respect hereto, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.

14. Headings. The headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

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IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

s/s Robert C. Boehm Robert C. Boehm	STEINER LEISURE LIMITED By:s/s Leonard I. Fluxman Leonard I. Fluxman President and Chief Executive Officer